 Exhibit 99.1

ENSERVCO Reports First Quarter Financial Results

  Company continues to generate solid profitability

  Market share gains in key basins solidify leadership position

  Revenue and cost of revenue decrease due to significant decline in propane prices and customers utilizing Company’s bi-fuel system

  EBITDA decline attributable to abnormally warm weather, lower propane sales and pricing concessions in certain markets

  100% of new equipment from 2014 capex campaign received, doubling fleet size

  Strength of balance sheet positions Company to weather oil price downturn and pursue M&A opportunities

DENVER, CO – May 14, 2015 – ENSERVCO Corporation (NYSE MKT: ENSV), a diversified national provider of well-site services to the domestic onshore conventional and unconventional oil and gas industries, today reported financial results for its first quarter ended March 31, 2015.

“Although demand for our well enhancement services remained relatively strong in the first quarter, a $5.9 million decline in propane sales, which did not significantly impact profitability, contributed to an overall revenue decline of approximately $6.1 million year over year,” said Rick Kasch, Chairman and CEO. “Lower propane sales were attributable to sharply lower propane prices combined with customer migrations to alternative fuel sources made possible by our introduction of bi-fuel capability for frac water heating. Revenue growth expected from our recent fleet expansion was impeded by abnormally warm weather in our largest market for frac water heating – the DJ Basin – where 60% of the days in February and March reached temperatures 20% to 50% higher than historical averages, according to weather data from the National Oceanic and Atmospheric Administration.

“Despite the warm weather and price concessions, we did see revenue growth in March year over year, with frac water heating revenue, exclusive of propane revenue, increasing 27%, and hot oiling revenue, also exclusive of propane revenue, increasing 5%. Within our frac water heating division, we have achieved market share gains in key service areas ranging from the Bakken to the Marcellus Shale, and in particular in the DJ Basin, where we estimate our market share increased from about 50% to approximately 75% during the month as a result of our bi-fuel initiative and continued strong customer relationships.

“The impact of pricing pressure from our customers during the first quarter was felt in our hot oiling operations where we offered up to a 10% discount to customers in several markets in order to retain and increase our market share. We’re pleased to say that this resulted in hot oil revenue, net of propane revenue, being up 4% in the first quarter despite the discount and a decrease in hours worked due to workover rigs scaling back completion and maintenance work in order to lower overtime labor costs and reduce their pricing. Due to low crude oil prices, we are also seeing some customers delaying their routine hot oiling and acidizing maintenance work. However, as happened in the last down cycle, we expect a rebound as this work eventually needs to be done to protect the efficiency of the well. The impact of price concessions, which were primarily in the form of temporary discounts, on frac water hearing was relatively minor - below 2% of frac water heating revenue, excluding propane revenue.

“While the Company improved its gross margins and delivered solid profitability in the quarter, gross profit dollars declined 11% year over year due to warm weather that decreased utilization of heating crews and equipment as well as to some customer price concessions and lower propane sales.

“By the end of the first quarter we had received 100% of the new equipment from our 2014 capex program – effectively doubling the size of our fleet from last year,” Kasch said. “This added capacity should help us achieve revenue growth in coming quarters by adding to our recurring, year-round maintenance revenue streams, and to meet what we anticipate will be growing demand for our frac water heating services as temperatures normalize next heating season and as E&P’s ramp back up their completions activity once oil prices begin to recover. The larger fleet also gives us the ability to expand into new markets such as the Eagle Ford shale in Texas, where we placed six hot oiling units with three customers in the first quarter with plans to add up to nine more units in coming months.

“Overall, we’re encouraged by the strength and resiliency of our business, which continues to generate solid profitability despite the untimely confluence of several challenging events over the past 18 months, including weather and the current oil price environment and resultant cutbacks in E&P budgets,” Kasch added. “We continue to manage our costs carefully and have achieved a number of strategic objectives that have positioned us to weather these challenges and emerge in a much stronger position once oil prices begin to recover. In addition to doubling our capacity, maintaining a balance between drill dependence and maintenance services, and building market share, we have maintained a strong balance sheet and substantial borrowing capacity that will enable us to pursue M&A activities in what we currently believe is a buyer’s market. We are focusing on targets with high-margin, complementary service offerings; established customer relationships; and strong management teams.”

First Quarter Results

Revenue in the first quarter declined 24% to $19.1 million from $25.2 million in the first quarter last year. This was due to two factors: One, a $5.9 million decline in propane revenue due to lower propane prices year over year and to customers converting to alternative fuel sources through use of Heat Waves’ new bi-fuel system – an innovation that has helped the Company increase market share in several markets; and, two, unseasonably warm weather during the 2015 first quarter, which restricted revenue growth.

Revenue from core well enhancement services – frac water heating, hot oiling and acidizing – was down 26% to $17.2 million from $23.1 million a year ago due to the aforementioned change in propane revenue and warm weather. Excluding the effects of propane revenue, frac water heating revenue was flat year over year, an indicator that this segment of the business remains strong in spite of unusually warm weather and a slowdown in drilling and completion activity resulting from the decline in oil prices. Likewise, hot oiling revenue was up 4% when propane revenue is excluded.

Gross profit margin in the first quarter increased to 41% from 35% year over year due to the mathematical impact of lower propane sales. Gross profit dollars declined 11% year over year due in part to the previously mentioned warm weather that resulted in decreased utilization of heating crews and equipment, price concessions and lower propane sales.

Total operating expenses in the first quarter increased 69% to $2.9 million from $1.7 million in the same quarter last year. This $1.2 million increase reflected an additional $645,000 in depreciation and amortization expense due to the larger fleet size; a $267,000 increase in legal costs associated primarily with the Company’s efforts to defend against certain patent infringement claims; and an increase in general and administrative expenses of $263,000 due primarily to the timing of discretionary bonuses.

Operating income in the first quarter declined to $5.0 million from $7.1 million year over year. Net income was $2.9 million, or $0.07 per diluted share, versus $4.2 million, or $0.11 per diluted share, in the same quarter last year.

Adjusted EBITDA in the first quarter was $6.7 million compared to $7.9 million a year ago due to the decrease in gross profit and the increase in general and administrative expenses.

ENSERVCO generated $6.2 million in net cash from operations in the first quarter, up from $10,000 in cash used in operations in the same quarter last year, resulting in the Company closing the quarter in a strong working capital position of $13.3 million.

Conference Call Information

Management will hold a conference call today to discuss these results. The call will begin at 4:30 p.m. Eastern (2:30 p.m. Mountain) and will be accessible by dialing 877-407-8031 (201-689-8031 for international callers). No passcode is necessary. A telephonic replay will be available through May 21, 2015, by calling 877-660-6853 (201-612-7415 for international callers) and entering the Conference ID #13607498. To listen to the webcast, participants should go to the ENSERVCO website at www.enservco.com and link to the “Investors” page at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days. The webcast also is available at the following link:

http://www.investorcalendar.com/IC/CEPage.asp?ID=173935

About ENSERVCO

Through its various operating subsidiaries, ENSERVCO has emerged as one of the energy service industry's leading providers of hot oiling, acidizing, frac water heating and fluid management services in seven major domestic oil and gas fields, serving customers in Colorado, Kansas, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com

*Note on non-GAAP Financial Measures

This press release and the accompanying tables include a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles ("GAAP"). The term "EBITDA" refers to a financial measure that we define as earnings plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing ENSERVCO’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net income in the Consolidated Statements of Operations table at the end of this release. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions ENSERVCO reasonably expects to occur in the future. Expectations for the future performance of ENSERVCO are dependent upon a number of factors, and there can be no assurance that ENSERVCO will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond ENSERVCO's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in our fiscal year 2014 Form 10-K filed on March 19, 2015, and subsequently filed documents. It is important that each person reviewing this release understand the significant risks attendant to the operations of ENSERVCO. ENSERVCO disclaims any obligation to update any forward-looking statement made herein.

Contact:

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

Phone: 303-393-7044

Email: jay@pfeifferhigh.com

ENSERVCO CORPORATION
Condensed Consolidated Statement of Operations And Comprehensive Income (Loss
(Unaudited)

	For the Quarter Ended
	March 31,
	2015	2014

Revenues	$19,139,497	$25,242,045

Cost of Revenues	11,264,286	16,422,471

Gross Profit	7,875,211	8,819,574

Operating Expenses
General and administrative expenses	1,220,353	957,382
Patent litigation and defense costs	339,017	72,150
Depreciation and amortization	1,322,934	677,463
Total Operating Expenses	2,882,304	1,706,995

Income from Operations	4,992,907	7,112,579

Other Income (Expense)
Interest expense	(253,210)	(253,524)
Gain on disposals of equipment	—	14,365
Other income	6,900	6,900
Total Other Expense	(246,310)	(232,259)

Income Before Tax Expense	4,746,597	6,880,320
Income Tax Expense	(1,854,717)	(2,694,364)
Net Income	$2,891,880	$4,185,956

Other Comprehensive Income (Loss)
Unrealized loss on interest rate swaps, net of tax	—	(3,773)
Settlements - interest rate swap	—	6,599
Reclassification into earnings - interest rate swap	—	(6,599)
Total Other Comprehensive Loss	—	(3,773)

Comprehensive Income	$2,891,880	$4,182,183

Earnings per Common Share - Basic	$0.08	$0.12

Earnings per Common Share – Diluted	$0.07	$0.11

Basic weighted average number of common shares outstanding	37,350,668	35,734,091
Add: Dilutive shares assuming exercise of options and warrants	1,859,527	2,613,082
Diluted weighted average number of common shares outstanding	39,210,195	38,347,173

ENSERVCO CORPORATION
Calculation of Adjusted EBITDA*

	For the Quarter Ended
	March 31,
	2015	2014

Adjusted EBITDA*
Net Income	$2,891,880	$4,185,956
Add Back (Deduct)
Interest Expense	253,210	253,524
Income Tax Expense	1,854,717	2,694,364
Depreciation and amortization	1,322,934	677,463
EBITDA*	6,322,741	7,811,307
Add Back (Deduct)
Stock-based compensation	91,060	76,344
Patent litigation and defense costs	339,017	72,150
(Gain) Loss on sale and disposal of equipment	—	(14,365)
Interest and other income	(6,900)	(6,900)
Adjusted EBITDA*	$6,745,918	$7,938,536

ENSERVCO CORPORATION
Condensed Consolidated Balance Sheets

	March 31,	December 31,
ASSETS	2015	2014
	(Unaudited)

Current Assets
Cash and cash equivalents	$778,446	$954,058
Accounts receivable, net	15,206,723	14,679,858
Prepaid expenses and other current assets	1,155,024	1,540,667
Inventories	343,837	390,081
Income tax receivable	1,776,035	1,776,035
Deferred tax asset	135,055	135,055
Total current assets	19,395,120	19,475,754

Property and Equipment, net	38,818,449	37,789,004
Goodwill	301,087	301,087
Other Assets	687,944	716,836

TOTAL ASSETS	$59,202,600	$58,282,681

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$5,686,355	$5,472,163
Income taxes payable	56,205	—
Current portion of long-term debt	339,724	340,520
Total current liabilities	6,082,284	5,812,683

Long-Term Liabilities
Senior revolving credit facility	24,540,897	28,634,037
Long-term debt, less current portion	672,239	801,968
Deferred income taxes, net	6,654,363	4,992,681
Total long-term liabilities	31,867,499	34,428,686
Total Liabilities	37,949,783	40,241,369

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $.005 par value, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock. $.005 par value, 100,000,000 shares authorized, 37,753,380 and 37,159,815 shares issued, respectively; 103,600 shares of treasury stock; and 37,649,780 and 37,056,215 shares outstanding, respectively	188,250	185,282
Additional paid-in capital	13,068,046	12,751,389
Accumulated earnings	7,996,521	5,104,641
Total stockholders' equity	21,252,817	18,041,312

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$59,202,600	$58,282,681

ENSERVCO CORPORATION
Condensed Consolidated Statement of Cash Flows
(Unaudited)

	For the Quarter Ended
	March 31,
	2015	2014

OPERATING ACTIVITIES
Net income	$2,891,880	$4,185,956
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	1,322,934	677,463
Gain on sale and disposal of equipment	—	(14,365)
Deferred income taxes	1,661,682	51
Stock-based compensation	91,060	76,344
Amortization of debt issuance costs	28,892	81,324
Bad debt expense	4,255	10,000
Changes in operating assets and liabilities
Accounts receivable	(531,120)	(6,139,062)
Inventories	46,244	(52,809)
Prepaid expense and other current assets	385,643	(369,896)
Other non-current assets	—	(14,001)
Accounts payable and accrued liabilities	214,192	64,511
Income taxes payable	56,205	1,484,314
Net cash provided by (used in) operating activities	6,171,867	(10,170)

INVESTING ACTIVITIES
Purchases of property and equipment	(2,352,379)	(1,505,149)
Proceeds from sale and disposal of equipment	—	50,000
Net cash used in investing activities	(2,352,379)	(1,455,149)

FINANCING ACTIVITIES
Net line of credit (payments) borrowings	(4,093,140)	1,158,971
Repayment of long-term debt	(130,525)	(578,274)
Proceeds from exercise of warrants	77,100	89,630
Proceeds from exercise of options	14,634	41,250
Excess tax benefits from exercise of options and warrants	136,831	—
Net cash (used in) provided by financing activities	(3,995,100)	711,577

Net (Decrease) Increase in Cash and Cash Equivalents	(175,612)	(753,742)

Cash and Cash Equivalents, Beginning of Period	954,058	1,868,190

Cash and Cash Equivalents, End of Period	$778,446	$1,114,448

Supplemental cash flow information consists of the following:
Cash paid for interest	$221,594	$212,928
Cash paid for taxes	$—	$1,210,000

Supplemental Disclosure of Non-cash Investing and Financing Activities:
Cashless exercise of stock options and warrants	$2,968	$5,596